CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 2, 1999, relating to the financial statements and financial highlights which appear in the October 31, 1999 Annual Report to Shareholders of Market Neutral Trust (one of the funds comprising the Legg Mason Light Street Trust, Inc.), also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "The Fund's Independent Accountants" in the Statement of Additional Information.







PricewaterhouseCoopers LLP
Baltimore, Maryland
December 29, 1999